DATED         August 13, 2021

------------

Share purchase agreement

between

Keith Halford

and

Marygold & Co. (UK) Limited CONTENTS

____________________________________________________________

CLAUSE

1.         Interpretation         5

2.         Conditions precedent         10

3.         Sale and purchase         11

4.         Purchase Price         11

5.         Completion and Post Completion         12

6.         Completion Accounts         12

7.         Deferred Consideration         13

8.         Warranties         13

9.         Limitations on claims         15

10.         Prepayments         18

11.         Tax Covenant         19

12.         Indemnities         19

13.         Restrictions on the Seller         19

14.         Confidentiality and announcements         21

15.         Further assurance         23

16.         Assignment         24

17.         No agency         24

18.         Entire agreement         24

19.         Variation and waiver         25

20.         Costs         25

21.         Notices         25

22.         Interest         26

23.         Severance         27

24.         Agreement survives Completion         27

25.         Third party rights         27

26.         Counterparts         27

27.         Rights and remedies         28

28.         Inadequacy of damages         28

29.         Governing law and jurisdiction         28

SCHEDULE

Schedule 1         Deferred Consideration         29

1.         Definitions         29

2.         Deferred Consideration         30

3.         Expert         30

4.         Buyer’s Obligations         31

Schedule 2         Completion Conditions and conduct of business         33

Part 1         Condition         33

Part 2         Conduct of business during the Interim Period         33

2.         Matters subject to the Buyer's consent         33

Schedule 3         Particulars of the Company         35

Part 1         The Company         35

Part 2         The Subsidiaries         35

Schedule 4         Seller's obligations at and following Completion         36

1.         Documents to be delivered at Completion         36

2.         Completion board meetings         37

3.         Seller’s obligations following Completion         37

Schedule 5         Warranties         38

Part 1         General Warranties         38

1.         Power to sell the Sale Shares         38

2.         Shares in the Company         38

3.         Constitutional and corporate documents         39

4.         Accuracy of information         40

5.         Compliance with laws         41

6.         Licences and consents         41

7.         Insurance         41

8.         Powers of attorney and power to bind         42

9.         Disputes and investigations         42

10.         Defective products and services         43

11.         Customers and suppliers         44

12.         Contracts         44

13.         Transactions with the Seller and Seller's interests         46

14.         Finance and guarantees         46

15.         Liabilities         48

16.         Effect of the Transaction         48

17.         Insolvency         49

18.         Accounts         50

19.         Changes since the Accounts Date         51

20.         Financial and other records         52

21.         Assets         52

22.         Intellectual property         53

23.         Information technology         55

24.         Data protection and privacy         60

25.         Employment         62

26.         Retirement benefits         63

27.         Property         63

28.         Environment and health and safety         63

29.         Compliance with the Bribery Act 2010         66

30.         Competition         66

Part 2         Tax Warranties         67

1.         General         67

2.         Chargeable gains         68

3.         Capital losses         68

4.         Capital allowances         68

5.         Distributions and other payments         69

6.         Loan relationships         69

7.         Close companies         69

8.         Group relief         69

9.         Groups of companies         69

10.         Intangible assets         70

11.         Company residence and overseas interests         70

12.         Transfer pricing         70

13.         Anti-avoidance         70

14.         Inheritance tax         70

15.         Value Added Tax         71

16.         Stamp duty, stamp duty land tax, land transaction tax and stamp duty reserve tax         71

17.         Construction industry sub-contractors' scheme         71

Schedule 6         Tax Covenant         72

1.         Interpretation         72

2.         Covenant         75

3.         Payment date and interest         77

4.         Exclusions         77

5.         Limitations         78

6.         Overprovisions         79

7.         Savings         79

8.         Recovery from third parties         80

9.         Corporation tax returns         80

10.         Conduct of Tax Claims         81

11.         Grossing up         83

12.         General         83

Schedule 7         Intellectual Property Rights         84

Part 1         Registered Intellectual Property Rights         84

Part 2         Material unregistered Intellectual Property Rights         84

Part 3         Intellectual Property Rights licensed from third parties         84

Part 4         Intellectual Property Rights licensed to third parties         84

Schedule 8         Information technology         85

Part 1         Particulars of the IT Systems         85

Part 2         Particulars of the IT Contracts         85

Part 3         Particulars of Domain Names and Social Media Accounts         85

Schedule 9         Completion Accounts         86

1.         Definitions         86

2.         Preparation of the Completion Accounts and Completion Net Current Assets Statement         86

3.         Expert determination         87

4.         Basis for preparing the Completion Accounts         87

This agreement is dated the day of 2021

Parties

(1)	Keith John Halford of Elmgarth Moulton Lane Boughton Northampton NN2 8RG (Seller)

(2)

Marygold & Co. (UK) Limited incorporated and registered in England and Wales with company number 13543393 whose registered office is at Tmrw Hub @ Davis House Robert Street Croydon United Kingdom CR0 1QQ (Buyer)

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)

The Company has an issued share capital of £600.00 divided into 400 A Ordinary Shares, 100 B Ordinary Shares all of the preceding shares of £1.00 each and 1 S Ordinary Shares of £100.00 each all of which are issued and fully paid.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 3..

(D)	The Seller is the owner, or are otherwise able to procure the transfer, of the legal and beneficial title to the number of Sale Shares.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the unaudited accounts of the Company for the accounting period ended on the Accounts Date, including the balance sheet as at the Accounts Date and the income statement for the year ended on the Accounts Date a copy of which is included in the Disclosure Bundle

Accounts Date: 30 June 2021.

Adjustment Date: the fifth Business Day following the date on which the Completion Accounts and the Completion Net Current Assets Statement are agreed or determined in accordance with the Schedule 9.

Associate: an associate of the Seller including a family member or such other person (where the fees charged to them are below 1% per annum of that Client’s investments managed by the Company) who has been sold a product or provided a service or advice prior to the date hereof.

Associated Person: means in relation to the Company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of the Company.

Business: the business carried on by the Company at the date of this agreement namely an independent financial advice business or any part of it.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer's Solicitors: Thomson Webb & Corfield 16 Union Road Cambridge CB2 1HE Ref: Brendan O’Brien.

CA 2006: the Companies Act 2006.

Cash Deposit: has the meaning given in clause 5.

Charge Over Bank Account: the Charge Over Bank Account in the agreed form pursuant to which the Buyer will charge the Cash Deposit and the account in which it is held by way of first fixed charge as security for the Deferred Consideration.

Claim: a claim for breach of any of the Warranties.

Client: a client listed in the client list annexed to this agreement and Clients shall be construed accordingly.

Company: Tiger Financial & Asset Management Limited, a company incorporated and registered in England and Wales with company number 06202676, whose registered office is at Elmgarth, Moulton Lane, Boughton, Northampton, NN2 8RG, further details of which are set out in Part 1 of Schedule 3.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Accounts: has the meaning given in Schedule 9.

Completion Date: a date calculated in accordance with clause 5.2 of this agreement.

Completion Net Current Assets: has the meaning given in Schedule 9.

Completion New Current Assets Statement: has the meaning given in Schedule 9.

Conditions: the conditions to Completion, being the matter set out in Part 1 of Schedule 2.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Control: has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Data Protection Laws: has the meaning given in paragraph 24.1 of Part 1 of Schedule 5.

Deferred Consideration: the sum calculated in accordance with Schedule 1 and payable in accordance with clause 7.2.

Director: each person who is a director or shadow director of the Company , as set out in Schedule 3.

Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: the bundle of documents, in agreed form, annexed to the Disclosure Letter.

Disclosure Letter: the letter, in agreed form, from the Seller to the Buyer with the same date as this agreement and described as the Disclosure Letter, together with the Disclosure Bundle.

Employment Agreements: the employment agreements in the agreed form with between the Company and each of the Seller and Cheryl Halford

Employee: has the meaning given in paragraph 25.1 of Part 1 of Schedule 5.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Estimated Completion Net Current Assets: means the value of the cash of the Company less the value of the current liabilities of the Company as at the end of the month prior to Completion as agreed by the Seller and the Buyer or determined in accordance with paragraph 1.1(n) of Schedule 4).

First Anniversary Payment: has the meaning given in clause 7.

Form of Subordination: means the form of subordination annexed to this agreement.

FRS 102: Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date.

HMRC: HM Revenue & Customs.

holding company: has the meaning given in clause 1.11.

ICO: the United Kingdom Information Commissioner’s Office.

IHTA 1984: the Inheritance Tax Act 1984.

Indemnity Claim: a claim for breach of any of the indemnities in clause 12.

Initial Consideration: a sum of £500,000.00

Intellectual Property Rights: has the meaning given in paragraph 22.1 of Part 1 of Schedule 5.

Interim Period: the period from (and including) the date of this agreement up to (and including) the Completion Date or, if earlier, the date of termination of this agreement in accordance with its terms.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Longstop Date: a date exactly 12 months from the date of this agreement or such other date as may be agreed by the Buyer and the Seller in writing.

Management Accounts: the unaudited statement of income and expenditure for each of the months in the period from the Account Date to 31st May 2021 (a copy of which is included in the Disclosure Bundle)

Material Adverse Change: means any change:-

a.

by the Regulatory Authority to its rules and guidance that in the reasonable opinion of the Buyer makes the operation of the business by the Company more onerous than it is at the date of this agreement; or

b.	by the HMRC that in the reasonable opinion of the Buyer make the operation of the business by the Company more onerous that it is at the date of this agreement.

Material Adverse Tax Change: means any change in any law, legislation, rule, regulation or guidance (including any new law, legislation, rule, regulation or guidance) which in the reasonable opinion of the Seller results in his Tax liability in relation to the sale of the Sale Shares pursuant to this agreement being more onerous than at the date of this agreement.

MiFID 2 Obligations: means the obligations of the Company arising as a result of the Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) 600/2014).

Prepayments: has the meaning given in clause 10.

Previous Accounts: the accounts equivalent to the Accounts in respect of each of the three accounting periods immediately preceding the accounting period ended on the Accounts Date.

Previously-owned Land and Buildings: has the meaning given in paragraph 27.1 of Part 1 of Schedule 5.

Purchase Price: is the aggregate purchase price for the Sale Shares as set out in clause 4.1.

Regulatory Authority: the United Kingdom Financial Conduct Authority.

Regulatory Cash: the sum required by the Regulatory Authority to be held by the Company for capital adequacy reasons.

Sale Shares: 400 A Ordinary Shares of £1.00 each, 100 B Ordinary Shares of £1.00 each and 1 S Ordinary Shares of £100.00 each all of which are issued and fully paid, and which comprise the whole of the issued share capital of the Company.

Seller's Solicitors: Harrison Clark Rickerbys Limited (trading as HCR Hewitsons) of Elgin House, Billing Road, Northampton, NN1 5AU Ref: 97105.3/DWB.

Settlement Agreements: the agreements in the agreed form in accordance with section 203 (3) Employment Rights Act 1996 terminating the employment of the Seller and Cheryl Halford with the Company.

Tax: has the meaning given in paragraph 1.1 of Schedule 6.

Tax Authority: has the meaning given in paragraph 1.1 of Schedule 6.

Tax Covenant: the tax covenant set out in Schedule 6.

Tax Statute: has the meaning given in paragraph 1.1 of Schedule 6.

Tax Warranties: the Warranties set out in Part 2 of Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents: this agreement, the Disclosure Letter and any other document entered into by the parties on or about the date of this agreement in connection with the Transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given by the Seller pursuant to clause 8 and set out in Schedule 5.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5

A reference to this agreement or any other agreement or document referred to in this agreement, is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9

This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to a party shall include that party's personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006

1.12	Unless expressly provided otherwise in this agreement, a reference to writing or written includes email.

1.13

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.15	Unless the context requires otherwise, a reference to any statute or statutory provision includes:

(a)

such provision as amended, extended, consolidated or re-enacted from time to time provided that, as between the parties, no such amendment, extension, consolidation or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(b)	any previous statute or statutory provision which it has superseded or re-enacted (with or without modification); and

(c)	all subordinate legislation made from time to time under that statute or statutory provision and which is in force at the date of this agreement.

1.16	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Conditions precedent

2.1	Completion is subject to and conditional upon the Condition being satisfied before 6.00pm on the Longstop Date.

2.2	If the Condition is not fully satisfied, then except as provided in clause 2.3, this agreement shall automatically terminate with immediate effect at 6.00pm on the Longstop Date.

2.3	If this agreement terminates in accordance with clause 2.2 it will immediately cease to have any further force and effect except for:

(a)	any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination each of which shall remain in full force and effect; and

(b)	any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

2.4	The Seller and the Buyer shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Condition satisfied as soon as practicable.

2.5

The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Condition including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing required by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.6	At all times during the Interim Period, the Seller shall comply with the undertakings and obligations set out in Part 2 of Schedule 2.

2.7	In the event of a Material Adverse Tax Change the Seller shall be entitled to withdraw from this agreement immediately upon written notice to the Buyer.

2.8	In the event of a Material Adverse Change the Buyer shall be entitled to withdraw from this agreement immediately upon written notice to the Seller.

2.9

In the event of a termination of this agreement in accordance with either clause 2.7 or 2.8 the parties shall be treated as if they had not entered into this agreement and shall have no liability to the other party in respect of any terms of this agreement.

3.	Sale and purchase

3.1

On the terms of this agreement, at the Completion Date the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.2

The Seller waives any rights of pre-emption or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred by the Company's articles of association or otherwise and shall, before the Completion Date, procure the irrevocable waiver of any such rights or restrictions conferred on any other person who is not a party to this agreement.

3.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4.	Purchase Price

4.1	The total consideration for the sale of the Sale Shares is:-

(a)	the Initial Consideration;

(b)	an amount equal to the Completion Net Current Assets;

(c)	the Prepayments;

(d)	the Deferred Consideration.

4.2	At Completion the Buyer shall pay to the Seller in the manner described in clause 4.3:

(a)	the Initial Consideration;

(b)	the Prepayments; and

(c)	the Estimated Completion Net Current Assets.

4.3

All payments to be made to the Seller under this agreement shall be made in sterling by electronic transfer of immediately available funds to the Seller's Solicitors (who are irrevocably authorised by the Seller to receive the same). Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.4	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

(a)	Claim; or

(b)	Indemnity Claim; or

(c)	claim under the Tax Covenant.

4.5	The Purchase Price shall be apportioned between the Sale Shares pro rata to the number of such Sale Shares.

5.	Completion

5.1	Completion shall take place on the Completion Date at the offices of the Buyer's Solicitors or at such other place as is agreed by the parties in writing.

5.2	The Completion Date shall be:

(a)	the tenth Business Day after the Condition have been fully satisfied (or waived); or

(b)	any other date agreed by the Seller and the Buyer in writing.

5.3	At the Completion Date:

(a)	the Seller shall:

(i)	deliver or cause to be delivered to the Buyer the items listed in paragraph 1 of Schedule 4;

(ii)	procure that a board meeting of the Company is held at which the matters set out in paragraph 2 of Schedule 4 are carried out; and

(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller at Completion; and

(b)

the Buyer shall (subject to the Seller complying with their obligations in clause 5.3(a)) pay the Initial Consideration, the Prepayments and the Estimated Completion Net Current Assets in accordance with clause 4.2 and deliver to the Seller:

(i)	a signed acknowledgement of the Disclosure Letter; and

(ii)	a certified copy of the resolutions, in agreed form, passed by the Buyer's shareholders approving the Transaction; and

(iii)

a certified copy of the resolutions, in agreed form, of the Buyer's board of directors approving the Transaction and the execution and delivery of the Transaction Documents to be delivered by the Buyer at Completion.

5.4	Immediately Completion and after the matters set out above have taken place (and for the avoidance of doubt after beneficial interest in the Sale Shares has transferred to the Buyer):-

(i)

the Buyer shall procure that the Company shall (calculated from the financial information available to the parties at that date (including the latest management accounts then available in accordance with paragraph 1.6 of Part 1 of Schedule 2)) declare and pay to the Buyer a dividend of the maximum amount permitted by CA 2006 less the Regulatory Cash (or such other sum as may be agreed by the Seller and the Buyer prior to Completion) (Cash Deposit) in the form of the board minutes in the agreed form;

(ii)	the Buyer shall execute and deliver to the Seller the Charge Over Bank Account in respect of the Cash Deposit.

5.5

Completion shall only take place on the basis that all the matters set out in clauses 5.2 and 5.3 take place as set out in clauses 5.2 and 5.3. If either party does not or cannot comply with its obligation in any material respect, the other party may without prejudice to any other rights or remedies it has terminate this agreement by notice in writing to the Seller (in which case clause 2.3 shall apply).

6.	Completion Accounts

6.1	The parties shall procure that the Completion Accounts and the Completion Net Current Assets Statement are prepared and agreed or determined (as the case may be) in accordance with the Schedule 9.

6.2	Following agreement or determination of the Completion Accounts and the Completion Net Current Assets Statement:-

(a)

if the amount of the Completion Net Current Assets is greater than the Estimated Completion Net Current Assets the Buyer shall pay to the Seller on or before the Adjustment Date an amount equal to the difference between the Completion Net Current Assets and the Estimated Completion Net Current Assets; or

(b)

if the amount of the Completion Net Current Assets is less than the Estimated Completion Net Current Assets, the Seller shall pay to the Buyer on or before the Adjustment Date an amount equal to the shortfall.

6.3	Any payment due to the Seller under this clause shall be made in accordance with clause 4.3.

6.4

Any payment due to the Buyer under this clause shall be made by electronic transfer to such account of the Buyer or the Buyer’s Solicitors as is notified to the Seller by or on behalf of the Buyer no later than 2 Business Days before the Adjustment Date.

7.	Deferred Consideration

7.1	The Deferred Consideration shall be calculated in accordance with the terms of Schedule 1.

7.2	The Deferred Consideration shall be paid as follows:

(a)	The sum of £500,000.00 shall be paid by the Buyer to the Seller in the manner described in clause 4.3 hereto on the first anniversary of the Completion Date (‘First Anniversary Payment’); and

(b)	After the second anniversary of the Completion Date and in accordance with paragraph 2.3 of Schedule 1 if: -

(i)	The Balancing Payment is greater than zero the Buyer shall pay to the Seller the Balancing Payment in a manner consistent with clause 4.3 hereto; or

(ii)	The Balancing Payment is zero neither party shall make a payment to the other; or

(iii)

The Balancing Payment is less than zero the Seller shall pay to the Buyer the Balancing Payment immediately to an account notified to the Seller by the Buyer subject to a maximum payment pursuant to this clause of £1,000,000.

7.3	During the period of two years from Completion the Buyer will comply with the obligations in paragraph 4 of Schedule 1.

8.	Warranties

8.1	The Seller acknowledges that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

8.2	The Seller warrants to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this agreement.

8.3

The Seller further warrants to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting. Any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

8.4

The Seller shall not (and shall procure that neither the Company shall) do anything during the Interim Period that would be inconsistent with any term of this agreement including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading.

8.5

If at any time during the Interim Period the Seller becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, it shall promptly:

(a)	notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use its best endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

8.6

If at any time during the Interim Period it becomes apparent that a Warranty has been breached in any material respect, is untrue, inaccurate or misleading in any material respect, or that the Seller has breached any other term of this agreement that is material to the Transaction (including any of the Seller's obligations and undertakings in Part 2 of Schedule 2) the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	terminate this agreement by notice in writing to the Seller (in which case clause 2.3 shall apply); or

(b)	proceed to Completion.

8.7

For the purposes of clause 8.5 "material" shall be deemed to refer to facts, matters or circumstances which in aggregate, result in a diminution in value of the Sale Shares and/or are reasonably likely to involve aggregate liabilities for the Company in excess of £5,000.

8.8

Warranties qualified by the expression so far as the Seller is aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller after he has made due and careful enquiries.

8.9	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

8.10

Except for the matters Disclosed, no information of which the Buyer (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

8.11

The Seller agrees that the supply of any information by or on behalf of the Company or any of its employees, directors, agents or officers (Officers) to the Seller or his advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that he may have against any of the Company or the Officers on whom he has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer, the Company and the Officers not to make any such claims.

8.12	For the avoidance of doubt, the Buyer's rights and remedies in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

9.	Limitations on claims

9.1	Save as provided in clause 9.7, this clause 9 limits the liability of the Seller in relation to any Claim and, where expressly provided, any Indemnity Claim and any claim under the Tax Covenant.

9.2	The aggregate liability of the Seller for all Claims, all Indemnity Claims and all claims under the Tax Covenant shall not exceed an amount equal to the Purchase Price.

9.3	The Seller shall not be liable for a Claim unless:

(a)	the Seller's liability in respect of such Claim (together with any connected Claims) exceeds £1,000.00; and

(b)

the amount of the Seller's liability in respect of such Claim, either individually or when aggregated with their liability for all other Claims (other than those excluded under clause 9.3(a)), exceeds £20,000.00, in which case the Seller shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in this clause 9.3(b).

For the purposes of this clause 9.3, a Claim is connected with another Claim if the Claims arise from the same facts, events or circumstances.

9.4

The Seller shall not be liable for a Claim unless notice in writing summarising the nature of the Claim or Indemnity Claim (as the case may be) (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

(a)	in the case of a Claim for breach of the Tax Warranties, on or before the seventh anniversary of the Completion Date; or

(b)	in the case of a claim for breach of any other Warranties, within the period of 2 years commencing on the Completion Date; or

(c)	in the case of an Indemnity Claim, within the period of 3 years commencing on the Completion Date

9.5

The Seller shall have no liability in respect of a Claim or an Indemnity Claim if and to the extent that such Claim or Indemnity Claim is based upon a contingent liability unless and until such liability becomes an actual liability.

9.6	The Seller shall not be liable for a Claim if and to the extent that the Claim:

(a)	arises from facts, events or circumstances that have been Disclosed;

(b)	relates to a matter specifically and fully provided for in the Completion Accounts.

9.7

The Seller shall not be liable in respect of any Claim or an Indemnity Claim if and to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after Completion.

9.8

The Seller shall not be liable in respect of any Claim or Indemnity Claim if the matter or circumstance giving rise to such Claim or Indemnity Claim arises, occurs or is otherwise attributable to, or to the extent that the Seller's liability pursuant to such Claim or Indemnity Claim is increased as a result of:

(a)

any voluntary act, omission, transaction or arrangement of the Buyer or the Company (or their respective directors, employees or agents) on or after Completion except where such act, transaction, omission or arrangement was:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before the date of this agreement;

(ii)	in the ordinary course of business of the Company as carried on at Completion; or

(iii)	carried out in accordance with the rules, regulations, guidance or requirements of the Regulatory Authority.

(b)

any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company introduced or having effect after Completion (other than to the extent such changes are necessary to comply with applicable law or generally accepted accounting principles in force at or prior to Completion).

9.9

The provisions of this clause 9.9 shall apply if the Buyer becomes aware of any dispute, claim, demand, action or proceedings between the Buyer or the Company and a third party which might reasonably be considered likely to give rise to a Claim or an Indemnity Claim (a Third Party Dispute).

(a)	In the event of a Third Party Dispute, the Buyer shall:

(i)

as soon as reasonably practicable, and in any event with 20 Business Days of the date upon which the Buyer (or any other member of the Buyer's Group) becomes aware of the Third Party Dispute give written notice of the Third Party Dispute to the Seller, specifying in reasonable detail the nature of the Third Party Dispute;

(ii)	keep the Seller fully informed of the progress of, and all material developments in relation to, the Third Party Dispute;

(iii)	provide the Seller with copies of all material information and correspondence relating to the Third Party Claim and such other information as the Seller may reasonably require;

(iv)

subject to the Seller indemnifying the Buyer in accordance with clause 9.9(b) the Buyer shall take (or cause each member of the Buyer's Group to take) such action as the Seller may reasonably request to avoid, dispute, resist, mitigate, compromise or defend the Third Party Dispute, or to appeal against any judgment given in respect of it.

(b)

The Seller shall indemnify the Buyer to its reasonable satisfaction in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any other member of the Buyer's Group) as a consequence of any actions taken at the request of the Seller in accordance with clause 9.9(a)(iv).

9.10

The Seller shall not be liable in respect of a Claim or an Indemnity Claim if and to the extent that the Buyer or the Company is entitled to recover under any policy of insurance (or would be so entitled if the Company maintained insurance cover on the same or better terms as the Company maintains at Completion) in respect of the matter or circumstance giving rise to the Claim or Indemnity Claim.

9.11

If the Buyer or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim or Indemnity Claim the following provisions shall apply:

(a)

subject to the Seller indemnifying the Buyer to the Buyer’s reasonable satisfaction in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any other member of the Buyer's Group) the Buyer shall (or shall procure that the Company shall) use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party;

(b)

the liability of the Seller in respect of the related Claim or Indemnity Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim or Indemnity Claim; and

(c)

if the Sellers makes a payment to the Buyer in respect of a Claim or an Indemnity Claim and the Buyer or the Company subsequently recovers from a third party a sum which is referable to that Claim or Indemnity Claim, the Buyer shall promptly repay to the Seller the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company or the relevant Subsidiary in recovering that sum); and

(ii)	the amount paid to the Buyer by the Seller in respect of the relevant Claim or Indemnity Claim.

9.12

Neither the Buyer (nor any other member of the Buyer's Group) shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

9.13	The Buyer shall (and shall cause the Company to) take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Claim or an Indemnity Claim.

9.14	Nothing in this clause 9 or Schedule 6 applies to exclude or limit the liability of the Seller:

(a)	if and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller; or

(b)	for any Claim made under any of the Warranties in paragraph 1.1, paragraph 1.2, paragraph 2.2, or paragraph 2.4 of Part 1 of Schedule 5.

9.15	The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant.

10.	Prepayments

10.1	The Buyer shall on Completion pay the Seller:-

(a)

an amount equal to that element of the Company’s professional indemnity insurance which the Company has paid prior to Completion (being £19,017 for the period from 1st February 2021 to 31st January 2022) and which for the avoidance of doubt relates to the period from Completion until 31st January 2022;

(b)

if Completion takes place after 1st August 2021, an amount equal to that element of the Company’s FCA registration fee (being for the period from 1st August 2021 to 31st July 2022) which relates to the period from Completion until 31st July 2022,

(Prepayments).

11.	Tax Covenant

The provisions of Schedule 6 apply in this agreement in relation to Tax.

12.	Indemnities

12.1	The Seller agrees to indemnify the Buyer an amount equal to :-

(a)

any fines or penalties levied on the Company and all reasonable professional costs and expenses suffered or incurred by the Company as a result of any failure by the Company prior to Completion to comply with the rules, guidance and principles of the Regulatory Authority or the ICO or its MiFID 2 Obligations;

(b)

any liability including costs interest and expenses, arising as a result of losses in relation to claims or complaints by Clients against the Company for defective advice prior to the date of this agreement that are not covered by the Company’s professional indemnity insurance (assuming the Company maintains insurance cover on the same or better terms as the Company maintains at Completion).

12.2

Where circumstances arise in relation to which paragraph 12.1 applies the Buyer shall be entitled while acting reasonably to agree to settle with a Client actual or potential complaints or claims howsoever identified, without referring the matter to the Seller but, subject to clause 12.3, this shall not affect the Buyer’s right to claim under the indemnities in clause 12.1 for such settlements.

12.3

The Buyer shall on each occasion that it settles a matter in accordance with 12.2 notify the Seller of such settlement (and the Buyer’s intention to rely on the indemnities provided in clause 12.1) within 14 days of the settlement providing him with sufficient details of the complaint or claim and the Seller shall within 14 days thereof confirm either that:

(a)         he agrees with the calculations in which case clause 12.1 shall apply; or

(b)         the parties shall jointly appoint an Expert in accordance with paragraph 3 of Schedule 1 to determine if the complaint or claim is valid and, if so, the amount of such complaint or claim in which case clause 12.1 shall apply to the calculation as determined by the Expert.

13.	Restrictions on the Seller

13.1	In this clause, the following words and expressions shall have the following meanings:

Prospective Customer: a person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding the Completion Date, in discussions with the Company with a view to becoming a client or customer of the Company.

Restricted Business: any business that is or would be in competition with any part of the Business as it is being carried on at the Completion Date.

Restricted Customer: any person who is at the Completion Date, or who has been at any time during the period of 36 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company.

Restricted Person: any person who is at the Completion Date, or who has been at any time during the period of 36 months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company.

13.2	The Seller undertakes to each of the Buyer and the Company that he shall not:

(a)	at any time during the period of 60 months commencing on the Completion Date:

(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or

(ii)

induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company, or do any other thing which is reasonably likely to have such an effect;

(b)

at any time during the period of 60 months commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(c)

at any time during the period of 60 months commencing on the Completion Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at the Completion Date, or has been at any time during the period of 36 months immediately preceding the Completion Date, a supplier of goods or services to the Company , if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;

(d)

at any time during the period of 60 months commencing on the Completion Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other person;

(e)	at any time after Completion, do or say anything which may be harmful to the reputation of the Company; or

(f)	at any time after the Completion Date, use in the course of any business:

(i)	any of the words "Tiger", “Tiger Wealth” or “Tiger Asset” or any combination thereof;

(ii)	any trade or service mark, business or domain name, design or logo which, at the Completion Date, is being or has been used by the Company in connection with the Business; or

(iii)	anything which, in the reasonable opinion of the Buyer, is capable of confusion with any of the words, marks, names, designs or logos referred to in clause 13.2(f)(i) or clause 13.2(f)(ii);

(g)	at any time after the Completion Date, present himself or herself (or permit himself or herself to be presented) as:

(i)	connected in any capacity with the Company (save in the normal course of employment or engagement by the Company if such employment or engagement continues after the Completion Date); or

(ii)	interested or concerned in any way in the Sale Shares (or any of them).

13.3

The undertakings in clause 13.2 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and shall apply to actions carried out by the Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Seller's own behalf or on behalf of, or jointly with, any other person.

13.4	Nothing in clause 13.2 shall prevent any Seller from holding for investment purposes only:

(a)	units of any authorised unit trust; or

(b)	not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).

13.5

Each of the undertakings in clause 13.2 is a separate undertaking by the Seller in relation to himself and his interests and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that clause.

13.6

The parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the undertakings in clause 13.2 is considered fair and reasonable by the parties.

13.7

The undertakings in clause 13.2 shall cease to apply to the Seller and cease to be enforceable by the Buyer if either the Buyer fails to pay any of the Deferred Consideration or any sum due under clause 6 within 10 Business Days of the date for payment in accordance with this agreement or payments of salary due under the terms of either of the Employment Agreements are not paid by the Company within 5 Business Days of when they were due.

13.8	The consideration for the undertakings in clause 13.2 is included in the Purchase Price.

14.	Confidentiality and announcements

14.1	The Seller undertakes to the Buyer and the Company that he or she shall:

(a)

keep confidential the terms of this agreement and the other Transaction Documents, and all confidential information, know how or trade secrets in his knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;

(b)	not disclose any of the information referred to in clause 14.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 14; and

(c)

not make any use of any of the information referred to in clause 14.1(a), other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.

14.2

Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential any information relating to the Company, or to restrict its use of such information, in each case after the Completion Date.

14.3	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict their use of any information that:

(a)

is or becomes generally available to the public other than as a result of its disclosure by that party (or any person to whom that party has disclosed the information in accordance with clause 14.4(a)) in breach of this agreement; or

(b)

was, is or becomes available to the relevant party on a non-confidential basis from a person who, to that party's knowledge, is not bound by a confidentiality agreement or otherwise prohibited from disclosing the information to that party.

14.4	The parties may disclose any information that they are otherwise required to keep confidential under this clause 14:

(a)

to any of their employees, officers, consultants, representatives or advisers who need to know such information for the purposes of advising on this agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipients of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 14 as if they were that party. The party making a disclosure under this clause shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 14;

(b)	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of evaluating the proposed transfer;

(c)

in the case of the Buyer only, to its funders or investors (or potential funders or investors) and their respective advisers, employees, officers, representatives or consultants in connection with financing the Transaction;

(d)	with the prior consent in writing of the other party;

(e)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

(f)	if and to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which the party making the disclosure is subject;

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

(iii)	to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

(iv)	to protect the disclosing party's interest in any legal proceedings,

provided that in each case (and to the extent they are legally permitted to do so) the party making the disclosure gives the other party as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party concerning the content of the disclosure.

14.5

Each party shall supply the other parties (or any of them) with such information about itself, its Group or this agreement as they may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Tax Authority or securities exchange of competent jurisdiction.

14.6

Subject to clause 14.7 , no party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

14.7

Nothing in clause 14.6 shall prevent a party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the party required to make the announcement consults with the other party and takes into account their reasonable requests concerning the content of the announcement before it is made.

14.8	The parties shall issue a press release in agreed form immediately after the Completion Date.

15.	Further assurance

15.1

At his own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.

15.2	The Seller undertakes to the Buyer that, if and for so long as he remains the registered holder of any of the Sale Shares after Completion, he shall:

(a)

hold such Sale Shares, together with all dividends and any other distributions of profits or other assets in respect of such Sale Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

(b)	deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

16.	Assignment

16.1

Subject to the further provisions of this clause 16, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement or any other Transaction Document.

16.2	The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any other Transaction Document) to another member of its Group for so long as that company remains a member of the Buyer's Group. The Buyer shall procure that any such company assigns any rights assigned to it in accordance with this clause 16 back to the Buyer or to such other member of the Buyer's Group as it may nominate immediately before that company ceases to be a member of the Buyer's Group.

16.3

The Buyer may grant security over, or assign by way of security, any or all of its rights under this agreement or any other Transaction Document for the purposes of, or in connection with, the financing (whether in whole or in part) of the Transaction. On the enforcement of any security of the kind referred to in this clause, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security, may assign any or all of the relevant rights to any person, but the Seller's liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

16.4	If there is an assignment or transfer of any of the Buyer's rights under this agreement in accordance with clause 16.2 or clause 16.3:

(a)	the Seller may discharge their obligations under this agreement to the Buyer until he receives notice of the assignment or transfer; and

(b)	the assignee or transferee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.

17.	No agency

The parties confirm they are acting on their own behalf in relation to the Transaction and not for the benefit of any other person.

18.	Entire agreement

18.1

This agreement (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

18.2

Each party acknowledges that in entering into this agreement and the other Transaction Documents it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

18.3	Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this agreement.

19.	Variation and waiver

19.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

19.2

A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

19.3

A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

20.	Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement and the other Transaction Documents.

21.	Notices

21.1	For the purposes of this clause 21, but subject to clause 21.6, notice includes any other communication.

21.2	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)	shall be signed by or on behalf of the party giving it;

(c)

shall be sent to the party for the attention of the contact and to the address in clause 21.3 (as the case may be), or to such other contact or address as that party may notify in accordance with clause 21.4; and

(d)	shall be:

(i)	delivered by hand;

(ii)	sent by pre-paid first class post or another next working day delivery service providing proof of delivery; or

(iii)	sent by pre-paid airmail providing proof of delivery.

(e)	unless proved otherwise is deemed received as set out in clause 21.5 if prepared and sent in accordance with this clause 21.

21.3	The addresses and contacts for service of notices on the Buyer and the Seller are:

(a)	Buyer at its registered office

(b)	Seller at his home address as set out herein or as notified from time to time in accordance with clause 21.4 herein

21.4

A party may change its details for service of notices as specified in clause 21.3 by giving notice (provided that in the case of a change to the party's postal address the new address is an address in the UK).

21.5	A notice is deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address;

(b)	if sent by pre-paid first class post or another next working day delivery service providing proof of delivery, at 9.00 am on the second Business Day after posting; or

(c)	if sent by pre-paid airmail providing proof of delivery, at 9.00 am on the fifth Business Day after posting.

provided that if deemed receipt under the previous paragraphs of this clause 21.5 would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, Usual Business Hours means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice.

21.6	This clause 21 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

21.7	A notice given under or in connection with this agreement is not valid if sent by email.

22.	Interest

22.1

If a party fails to make any payment due to any other party under this agreement by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

22.2	Interest under this clause will accrue each day at 4% a year above the Bank of England's base rate from time to time, but at 4% a year for any period when that base rate is below 0%.

22.3	In relation to payments disputed in good faith, interest under this clause is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.

23.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

24.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

25.	Third party rights

25.1	Except as expressly provided in clause 25.2, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

25.2

The following provisions are intended to benefit, to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause, the Company and the Officers (as defined in clause 8.11), and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	clause 8 and Schedule 5 (Warranties) (subject to clause 9 (Limitations on claims));

(b)	clause 11 and Schedule 6 (Tax Covenant);

(c)	clause 12 (Indemnities);

(d)	clause 13 (Restrictions on the Seller);

(e)	clause 14 (Confidentiality and announcements); and

(f)	clause 22 (Interest).

25.3	The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

26.	Counterparts

26.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

27.	Rights and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

28.	Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 13 or clause 14 by the Seller. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 13 or clause 14 of this agreement.

29.	Governing law and jurisdiction

29.1

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

29.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1	Deferred Consideration

1.	Definitions

1.1	The definitions and rules of interpretation in this clause in particular to this Schedule but also in the remainder of this agreement:

Aggregate LCV: means the aggregate of the Lost Client Value in respect of all Clients.

Expert: a person appointed in accordance with this paragraph 3 of this Schedule to resolve the issues raised by the Buyer in accordance with paragraph 2.2(b) of this Schedule.

Buyer’s Fault: a change to the terms of the provision of service including an increase in the fees chargeable to a Client or Clients other than as is necessitated in the reasonable opinion of the Buyer by the rules, regulations, requirements or guidance of the Regulatory Authority or any breach by the Buyer of paragraph 4 of this Schedule.

Balancing Payment: £500,000 less the Aggregate LCV.

Material Withdrawal: a single capital withdrawal or a series of capital withdrawals by a Client where the aggregate sum withdrawn is greater than £75,000.00.

Lost Client Value: the value of the revenue lost as calculated as follows

LCV = (1-(NOD/730)) x 10/3 x CV

Where

LCV = Lost Client Value

NOD = numbers of days since the Completion Date to the date upon which the Client terminates their agreement or, in relation to a Material Withdrawal, the date upon which the aggregate sum withdrawn is greater than £75,000.00

CV = the revenue generated from that element of the Client’s investments managed by the Company in the 12 months prior to the date of this agreement being;

(a)

The full amount of such investment made by that Client in the event of that Client terminating their agreement with the Company (except through Buyer’s Fault) during the period from but not including the Completion Date to and including the second anniversary of the Completion Date; or

(b)	The amount of the withdrawal in the event of a Material Withdrawal

Determination Date: means the date upon which: -

(a)	The Seller approves the Balancing Payment in accordance with paragraph 2.2 of this Schedule; or

(b)	The Expert determines the Balancing Payment in accordance with paragraph 3.3 of this Schedule.

2.	Deferred Consideration

2.1

Within 14 days of the second anniversary of the Completion Date the Seller shall calculate the Lost Client Value and the Balancing Payment and provide all workings to the Buyer within 14 days thereof. The Buyer shall permit the Seller to have access to such information, books and records as the Seller may reasonably require in connection with the calculation of the Balancing Payment.

2.2	The Buyer shall then within 7 days of the date in paragraph 2.1 of this Schedule confirm that: -

(a)	it accepts the calculation and in that event the Seller and the Buyer shall comply with the provisions of clause 7 of the agreement; or

(b)

that it does not accept the calculation in which case the Buyer shall also confirm detailed reasons that it does not accept the calculation and the Seller and Buyer shall jointly appoint the Expert in accordance with paragraph 3 of this Schedule.

2.3

The party determined to be obliged to make a payment in accordance with clause 7.2(b) of this agreement shall make the payment determined to be due either in accordance with paragraph 2.2(a) or paragraph 3.3 of this Schedule within 14 days of the Determination Date.

3.	Expert

3.1	The parties shall agree on the appointment of an independent Expert and shall agree with the Expert the terms of their appointment.

3.2

If the parties are unable to agree on an Expert or the terms of their appointment within seven days of either party serving details of a suggested expert on the other, either party shall then be entitled to request the President of the Institute of Chartered Accountants of England and Wales to appoint an Expert of repute with experience in the types of matters set out in this Schedule or in relation to such matters set out in clause 12 if the appointment is made or to be made in accordance with clause 12.3(b) of this agreement.

3.3

The Expert is required to prepare a written decision including reasons and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

3.4	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this paragraph then:

(a)	the parties may agree to discharge the Expert; and

(b)	the parties may proceed to appoint a replacement Expert in accordance with this paragraph 3 which shall apply to the replacement Expert as if they were the first Expert to be appointed.

3.5

The parties are entitled to make submissions to the Expert including oral submissions and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

3.6

To the extent not provided for by this paragraph, the Expert may in their reasonable discretion determine such other procedures to assist with the conduct of the determination as they consider just or appropriate including (to the extent considered necessary) instructing professional advisers to assist them in reaching their determination.

3.7

Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other party may reasonably require to make a submission under this paragraph.

3.8

The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the matters in accordance with paragraph 3.3 which may include any issue involving the interpretation of any provision of this Agreement, their jurisdiction to determine the matters and issues referred to them and/or their terms of reference. The Expert may award interest as part of their decision. The Expert's written decision on the matters referred to them shall be final and binding on the parties in the absence of manifest error or fraud.

3.9

Each party shall bear its own costs in relation to the reference to the Expert. The Expert's fees and any costs properly incurred by them in arriving at their determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert may direct.

3.10	All matters concerning the process and result of the determination by the Expert shall be kept confidential among the parties and the Expert.

3.11	Each party shall act reasonably and co-operate to give effect to the provisions of this Schedule and otherwise do nothing to hinder or prevent the Expert from reaching their determination.

3.12	The Expert shall have no liability to the parties for any act or omission in relation to this appointment; save in the case of bad faith.

4.	Buyer’s Obligations

4.1	The Buyer undertakes to the Seller that between Completion and the expiry of the period of two years from the Completion Date:

(a)

it shall not, directly or indirectly, take any action, or cause or permit anything to be done in bad faith that could distort the financial performance of the Company or with the principal purpose of avoiding or reducing the amount of the Deferred Consideration;

(b)	it shall not sell, transfer or otherwise dispose of, or grant any Encumbrance over, any of the shares in the capital of the Company (or enter into any agreement to do so);

(c)

it shall procure that the Company shall not sell, transfer or otherwise dispose or grant any Encumbrance over of all or a material part of its business, assets or undertaking (or enter into an agreement to do so);

(d)	not create or have created any Encumbrance or other security over the Cash Deposit and the account in which it is held in accordance with the Charge over Bank Account; and

(e)	procure that any party providing funding to the Buyer enters into the Form of Subordination with the Seller .

Schedule 2	Completion Conditions and conduct of business

Part 1	Condition

1.	Approval by the Regulatory Authority for the Buyer to acquire the entire issued share capital in the Company and as a result the control of the Company.

2.	The opening of an account in which the Cash Deposit is to be held by way of first fixed charge as security for the Deferred Consideration pursuant to the Charge Over Bank Account.

3.	The amount of the Estimated Completion Net Assets having been agreed or determined in accordance with paragraph 1.1(n) of Schedule 4.

4.	The Buyer:

a.

not having traded, incurred any liabilities or obligations or undertaken any business activities prior to Completion save for (and in each case on the basis that on Completion the Seller is reasonably satisfied that the Buyer is solvent and will not be insolvent as a result of entering into such liabilities, obligations or business):

(i)          entering into this Agreement and the Transaction Documents (including any professional costs incurred by the Buyer in connection with this Agreement and the Transaction Documents);

(ii)          issuing any shares to Concierge Technologies Inc or any subsidiary of Concierge Technologies Inc;

(iii)          any reasonable funding and security documents for the acquisition of the Sale Shares pursuant to this Agreement (copies of which shall be provided to the Seller prior to Completion) which comply with the paragraphs (b) and (c) below

(iv)          the reasonable costs of satisfying the Conditions;

(v)          any reasonable non-material operational costs such as rent and utilities; and

(vi)          reasonable management charges levied by Matthew Parden in connection with the provisions of his services to the Buyer.

b.	not having created prior to Completion any Encumbrance over the Cash Deposit and the account in which it is held in accordance with the Charge over Bank Account; and

c.	procuring that any party providing funding to the Buyer on or prior to Completion consents to the Charge Over Bank Deposit and enters into a Form of Subordination with the Seller.

Part 2	Conduct of business during the Interim Period

1.	At all times during the Interim Period, the Seller shall:

1.1	procure that the Company carry on the Business in the normal course and in the manner provided in this Part 2 of Schedule 2;

1.2	use all reasonable endeavours to maintain the trade and trade connections of the Company;

1.3	promptly notify the Buyer in writing of any material change in the Business, financial position or assets of the Company;

1.4

promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company, and such access to their books and records, as the Buyer may reasonably require from time to time; and

1.5	not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company to terminate their employment; and

1.6	procure that the Company produces management accounts on a monthly basis and provide copies with all supporting information to the Buyer within 7 days of the end of the month to which they relate.

2.	Matters subject to the Buyer's consent

During the Interim Period, the Seller shall procure that except with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not (nor shall it agree to):

2.1	dispose of any material assets used or required for the operation of the Business;

2.2	allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

2.3	pass any resolution of its members;

2.4	appoint any person as a director of the Company;

2.5	enter into, modify or agree to terminate any Material Contract;

2.6	incur any capital expenditure on any individual item which exceeds £1,000.00 save for any payment required by the Regulatory Authority;

2.7	borrow any sum in excess of the amounts borrowed in the ordinary course of the Business and available to it at the date of this agreement;

2.8	make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of the Business;

2.9	enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

2.10	declare or pay any dividend or make any other distribution of its assets;

2.11	make any material alterations to the terms of employment or engagement (including benefits) of any of its Directors, Employees or Workers;

2.12

other than to the extent required to comply with a legislative requirement, amend any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former employees or directors (or any of their dependants);

2.13	provide any non-contractual benefit to any Director, Employee, Worker or their dependants;

2.14	dismiss any of its Employees or employ or engage (or offer to employ or engage) any person;

2.15	create any Encumbrance over any of its assets or its undertaking;

2.16	give any financial or performance guarantee, or any similar security or indemnity;

2.17	commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company, except debt collection in the normal course of business;

2.18	grant, modify, agree to terminate or permit the lapse of any of its Intellectual Property Rights, or enter into any agreement relating to any such rights;

2.19	pay any management charge to the Seller;

2.20	incur any liability to the Seller, other than trading liabilities incurred in the normal course of the Business;

2.21	make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up; or

2.22	permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

Schedule 3	Particulars of the Company

Part 1	The Company

Name:	Tiger Financial & Asset Management Limited
Registered number:	06202676
Registered office:	Elmgarth Moulton Lane Boughton Northampton NN2 8RG
Issued share capital:	400 A Ordinary Shares of £1.00 each 100 B Ordinary Shares of £1.00 each and 1 S Ordinary Share of £100.00 each
Registered shareholders (and number of Sale Shares held):	Keith Halford
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	As above
Directors and shadow directors:	Keith Halford
Secretary:	Keith Halford
Registered charges:	None

Part 2	The Subsidiaries

The Company has no Subsidiaries

Schedule 4	Seller's obligations at and following Completion

1.	Documents to be delivered at Completion

1.1	At the Completion Date, the Seller shall deliver (or cause to be delivered) to the Buyer:

(a)	transfers of the Sale Shares, in agreed form, duly signed by the registered holders in favour of the Buyer (or its nominee);

(b)	the definitive share certificates for the Sale Shares or an indemnity, in agreed form, for any lost certificates;

(c)

any waivers, consents or other documents reasonably required to enable the Buyer (or its nominee) to be registered as the holders of the Sale Shares, in each case in agreed form, and including an irrevocable waiver of any pre-emption right or other restriction on the transfer of the Sale Shares conferred on any person who is not a party to this agreement, duly signed by the holder of such right or restriction;

(d)

the registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Company;

(e)	resignation letters, in agreed form and executed as a deed, from the Directors and company secretaries of the Company, resigning from their respective offices and employment with the Company;

(f)	a letter, in agreed form, from the Seller) confirming that he has ceased to be a registrable person (within the meaning of section 790C of the CA 2006) in relation to the Company;

(g)	signed minutes, in agreed form, of each of the board meetings held by the Company as required by paragraph 2 of this Schedule 4;

(h)	in relation to the Company:

(i)	statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before the Completion Date;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(iii)	details of its cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

(i)	the Employment Agreements duly executed by the relevant Seller and the Company;

(j)	duly executed Settlement Agreements;

(k)	confirmation from the Company’s bankers that the mandates have been changed;

(l)	a power of attorney in the agreed form in favour of the Buyer to vote the Sale Shares until such time as the registration of the transfer of the Sale Shares is completed with the Company;

(m)	all login codes including without prejudice to the foregoing the Companies House authentication code and Regulatory Authority connect access;

(n)

a balance sheet as at the end of the month prior to Completion and the value of the cash of the Company (including the Regulatory Cash) less the value of the current liabilities of the Company as derived from such balance sheet (and a statement of the Estimated Completion Net Current Assets as at the date) prepared by the Company’s accountants that has been provided already to the Buyer and the Seller for prior approval carrying any such amendments as are agreed between the Buyer and the Seller (and if such amendments cannot be agreed within 10 Business Days of the balance sheet having been prepared by the Company’s accountant determined by an Expert on the same basis, mututatis mutandis, as set out in paragraph 3 of Schedule 1);

(o)

a tax computation by the Company’s accountants estimating the cash required to be held by the Company in addition to the Regulatory Cash to meet all outstanding tax liabilities arising prior to the Completion Date;

(p)	the Disclosure Letter, duly executed by the Seller; and

(q)	bank mandates changing the mandate with the Company’s bankers and each of them.

2.	Completion board meetings

2.1	The Seller shall cause a board meeting of the Company to be held at the Completion Date, at which the following matters are approved:

(a)	the registration of the transfers of the Sale Shares delivered in accordance with paragraph 1.1(a) of this Schedule 4, subject only to the transfers being duly stamped at the Buyer's cost;

(b)	acceptance of the resignations referred to in paragraph 1.1(e) of this Schedule 4, with effect from the end of the relevant board meeting;

(c)

the appointment of the persons nominated by the Buyer as directors and company secretary of the Company (subject to any maximum number of directors contained in the relevant company's articles of association), with effect from the end of the relevant board meeting;

(d)	changing the registered office of the Company to such address as is required by the Buyer;

(e)	revoking all existing instructions and authorities to the bankers of the Company and replacing them with new instructions and authorities as the Buyer requires;

(f)	the entry by the Company into the Employment Agreements;

(g)	the entry by the Company into the Settlement Agreements.

3.	Seller’s obligations following Completion

3.1

The Seller shall in consultation with the Buyer as soon as reasonably possible after Completion and no later than 12 months after Completion review all the files for the Clients and take such corrective action as may be reasonably required.

Schedule 5	Warranties

Part 1	General Warranties

1.	Power to sell the Sale Shares

1.1

The Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and any other Transaction Documents to which they are a party in accordance with their respective terms.

1.2

This agreement and any other Transaction Documents to which the Seller is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3

The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which they are a party, and compliance with their respective terms shall not breach or constitute a default:

(a)	under any agreement or instrument to which the Seller is a party or by which any Seller is bound; or

(b)	of any order, judgment, decree or other restriction applicable to the Seller.

2.	Shares in the Company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2

The Seller is the sole legal and beneficial owners of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3

No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and neither the Seller nor the Company has agreed to confer any such rights, and no person has claimed any such rights.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting:

(a)	the Sale Shares; or

(b)	any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

2.5	The Company:

(a)	does not hold or beneficially own, or has agreed to acquire, any shares, loan capital or any other securities in any company;

(b)	has not at any time had any subsidiary or subsidiary undertaking;

(c)

is not, or has not agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(d)	does not control or take part in the management of any company or business organisation, nor has it agreed to do so;

(e)	is not, in relation to any company or a limited liability partnership registered in the UK, a registrable relevant legal entity within the meaning of section 790C of the CA 2006; or

(f)	does not have any branch or permanent establishment outside its country of incorporation.

2.6	The Company has not at any time:

(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation; or

(c)	allotted or issued any securities that are convertible into shares.

2.7

No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company (as the case may be), and all such transfers have been duly stamped (where applicable).

2.8

No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of the Company.

3.	Constitutional and corporate documents

3.1	Copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:

(a)	are true, accurate and complete in all respects;

(b)	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(c)	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

3.2	The register of members, register of people with significant control (PSC Register) and all other statutory books and registers of the Company:

(a)	have been properly kept in accordance with all applicable laws;

(b)	are correctly written up to date; and

(c)	contain a true, complete and accurate record of all matters and information which should be contained in them.

No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

3.3

In relation to its PSC Register, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the CA 2006.

3.4

All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

3.5

All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.6	All deeds and documents belonging to the Company, or to which any of them is a party, are in the possession of the Company (as the case may be).

4.	Accuracy of information

4.1	The particulars of the Company set out in Schedule 3 are true, accurate, complete and not misleading.

4.2

The written replies given by or on behalf of any of the Seller (or their agents or advisers) to the written enquiries by the Buyer (or its agents or advisers) in the course of the negotiations leading up to this agreement were, when given, and are now, true, accurate, complete and not misleading.

4.3	All information contained in the section headed “specific disclosures” in the Disclosure Letter is true, accurate, complete and not misleading.

4.4

So far as the Seller is aware there is no information that has not been Disclosed which, if Disclosed, might reasonably be expected to affect the willingness of the Buyer to enter into the Transaction on the terms of this agreement.

5.	Compliance with laws

5.1

So far as the Seller is aware, the Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction.

5.2	Neither the Company nor any of its respective directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company.

6.	Licences and consents

6.1

The Company holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

6.2	Each of the Consents is valid and subsisting, and the Company is not in breach of the terms or conditions of the Consents (or any of them).

6.3

The Seller has ensured at all times that the Company has reported all such information to the Regulatory Authority as the Company was required to do and where such information was reported the information was accurate as at the date that it was provided to the Regulatory Authority.

6.4	So far as the Seller is aware there is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

7.	Insurance

7.1

The Company maintains, and has at all material times maintained, insurance cover that the Seller acting reasonably considers is adequate for its needs against all losses and liabilities, including business interruption, and all other risks that acting reasonably the Sellers considers are normally insured against by a person carrying on the same type of business as the Business.

7.2	The Disclosure Letter includes complete and accurate details of all insurance policies currently maintained by or on behalf of the Company (Policies).

7.3	The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.

7.4	The Company has not done, nor omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

7.5	None of the Policies:

(a)	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate;

(b)	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(c)	are capable of being terminated, or will otherwise cease to be available to the Company as a result of Completion.

7.6	The Disclosure Letter contains complete and accurate details of all insurance claims made by the Company during the period of 72 months ending on the date of this agreement.

7.7

There are no material outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.

7.8	The Company has at all times notified circumstances that might give rise to a claim to its professional indemnity insurers promptly.

7.9

As at the date of this agreement the Company has notified all circumstances (whether or not the circumstances are complete) which it is aware and which it or the Seller reasonably considers may give rise to a claim under its professional indemnity insurance to its professional indemnity insurers.

8.	Powers of attorney and power to bind

8.1	There are no powers of attorney granted by the Company which are currently in force.

8.2	No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

8.3	The Disclosure Letter specifies those persons who have authority to bind the Company in the ordinary course of the Business.

9.	Disputes and investigations

9.1

Neither the Company nor any of its Directors nor so far as the Seller is aware any other person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as Proceedings):

(a)

any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2

No Proceedings have been threatened or are pending by or so far as the Sellers are aware against the Company, any Director or any other person for whose acts the Company may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings.

9.3	The Company is not or has not:

(a)

affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

(b)

given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

10.	Defective products and services

10.1

The Company has not supplied any services or provided advice in respect of the products or services that were at the time they were sold, supplied or are, or will become, faulty or defective or that did not or do not comply with any:

(a)	warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or

(b)	laws, regulations, standards and requirements applicable to such products or services.

10.2	No proceedings have been started or have been threatened or so far as the Seller is aware are pending against the Company:

(a)	in which it is claimed that any advice provided by the Company is defective in relation to a product acquired by a Client was not appropriate for its intended use when applied or used as intended; or

(b)	in respect of any services supplied by the Company.

10.3

There are no disputes or circumstances that may lead to disputes between the Company and any of their respective customers, clients or any other third parties in connection with any services supplied by the Company.

10.4

So far as the Seller is aware (having made no enquiry of such customers, clients or third parties) there are no disputes or circumstances that may lead to disputes between the Company and any of their respective customers, clients or any other third parties in connection with any products or services manufactured, sold or supplied by the Company.

11.	Customers and suppliers

11.1	The definition in this paragraph applies in this agreement.

Material Counterparty: any customer, client or supplier of the Company that represented at least 1% of the total purchases or supplies made by or to the Company during the period of 12 months ending on the date of this agreement.

11.2	In the period of 12 months ending on the date of this agreement:

(a)	no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company;

(b)	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

(c)

the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.

11.3

So far as the Seller is aware none of the matters referred to in paragraph 11.2(a) to paragraph 11.2(c) (inclusive) of Part 1 of this Schedule is likely to occur in the period of 24 months following the Completion Date.

11.4	No customer, client or supplier accounted for more than 5% of the aggregate sales or purchases (as applicable) made by the Company during the period of 12 months ending on the Completion Date.

11.5

So far as the Seller is aware, no customer or client of the Company who is a Material Counterparty is subject to a relevant insolvency procedure within the meaning of section 233B(2) of the Insolvency Act 1986.

12.	Contracts

12.1	The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company is a party to or bound by, that is of material importance to the business, profits or assets of the Company.

12.2	Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is a Material Contract;

(b)	is of an unusual or exceptional nature;

(c)	is not in the ordinary and usual course of the Business;

(d)	may be terminated as a result of a change of Control of the Company;

(e)	restricts the freedom of the Company to carry on the Business in any part of the world in such manner as it thinks fit;

(f)	involves agency or distributorship;

(g)	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

(h)	involves the grant of any sole or exclusive rights by or to the Company;

(i)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

(j)	so far as the Seller is aware cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(k)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £10,000.00;

(l)	requires the Company to pay any commission, finder's fee, royalty or the like;

(m)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(n)	is not on arm's-length terms;

(o)	provides for payments or other dealings in or calculated by reference to the euro, or which will otherwise be affected by any changes in connection with the European Monetary Union;

(p)	is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments

12.3

There are no outstanding negotiations, quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 12.2 above.

12.4	Each Material Contract is in full force and effect and binding on the parties to it.

12.5	Neither the Company nor so far as the Seller is aware any counterparty is (or will, with the lapse of time, be) in default of any:

(a)	Material Contract; or

(b)	other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.

No such default has been threatened, and there so far as the Seller is aware are no facts or circumstances likely to give rise to any such default.

12.6

No notice of termination of a Material Contract has been received or served by the Company , and so far as the Seller is aware there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12.7	The Seller is not aware of any Material Withdrawal by a Client.

13.	Transactions with the Seller and Seller's interests

13.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(a)	a Seller, or any person Connected with a Seller; or

(b)	a Director, or any person Connected with a Director.

13.2	Neither the Seller, nor any person Connected with a Seller, has a claim of any nature against the Company, or has assigned to any person the benefit of any such claim.

13.3

The Seller is not at the date of this agreement, or has been at any time during the period of 2 years immediately preceding the date of this agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with the Business.

14.	Finance and guarantees

14.1	The Disclosure Letter contains full particulars of all:

(a)	money borrowed by the Company; and

(b)

loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all material documents relating to such Financial Facilities.

14.2	The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:

(a)	its articles of association; or

(b)	any debenture or other deed or document binding on the Company.

14.3	There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.

14.4

No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.5

The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company .

14.6

Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of the borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

14.7

The Company has not given or entered into (or agreed to give or enter into) any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

14.8	The Company has not:

(a)	factored or discounted any of its debts;

(b)	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(c)	waived any right of set-off it may have against any third party.

14.9

The Company has no outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

14.10	The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company since the Accounts Date:

(a)	have been realised or so far as the Seller is aware will within three months after the Completion Date realise in cash their full amount as included in those Accounts or books;

(b)	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

(c)	are not subject to any right of set-off or counterclaim.

14.11	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.12

Particulars of the balances of all the bank accounts of the Company showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

15.	Liabilities

15.1	The Company has no liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.2	No sum is owing by the Company to their auditors, solicitors or other professional advisers, and no accrual ought properly to be made by it in respect of any such sum.

16.	Effect of the Transaction

16.1	Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:

(a)	cause the Company to lose the benefit of any asset, right or privilege it presently enjoys;

(b)

relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company , or to exercise any other right in respect of the Company ;

(c)	result in any customer, client or supplier being entitled to cease dealing with the Company , or materially reducing its level of business, or changing the terms on which it deals, with the Company;

(d)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company for the purposes of the Business;

(e)	so far as the Seller is aware, result in any officer or senior employee leaving the Company;

(f)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company ;

(g)

result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn;

(h)	entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the Transaction;

(i)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(j)	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.

17.	Insolvency

17.1	The Company;

(a)	Is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

(b)	has not stopped paying its debts as they fall due.

17.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a)

the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented, including (without limitation) pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

(b)

some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Company (including, without limitation a restructuring plan under Part 26A of the CA 2006), with a view to preventing the dissolution of the Company ;

(c)	a person is appointed to manage the affairs, business and assets of the Company on behalf of their creditors; or

(d)	the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company .

17.3	In relation to the Company:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)

no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

17.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among their creditors, shareholders or other contributors.

17.5	No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company .

17.6	The Seller has not:

(a)	had a bankruptcy petition presented against him or been declared bankrupt;

(b)	been served with a statutory demand, or is unable to pay his debts within the meaning of the Insolvency Act 1986;

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(d)	been subject of any other event analogous to the foregoing in any jurisdiction.

18.	Accounts

18.1	The Accounts:

(a)

show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of their profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(b)	have been properly prepared in accordance with FRS 102, using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102;

(c)	comply with the requirements of the CA 2006 and all other applicable law and regulations in the UK;

(d)	(save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

(e)	(save as the Accounts expressly disclose) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

18.2	The Accounts (together in each case with the related directors' reports and auditors' reports) have been:

(a)	circulated to every person entitled to receive a copy in accordance with section 423 of the CA 2006; and

(b)	laid before the Company in general meeting, where required by the CA 2006 or the articles of association of the relevant company; and

(c)	filed with the Registrar of Companies,

in each case in accordance with the relevant requirements of the CA 2006 and all other applicable laws and regulations in the UK.

18.3	The Accounts:

(a)

charge depreciation and amortisation on non-current assets at a suitable rate such that all non-current assets will be written down to nil or a realisable residual value at the end of their useful lives as required by sections 17 and 18 of FRS 102;

(b)	reflect all impairments to the recoverable amounts of non-current assets as required by section 27 of FRS 102, whether or not there were any indicators of impairment at the Accounts Date;

(c)	make proper and adequate provision for credit risk such that all receivables are stated at no more than their recoverable amount at the Accounts Date;

(d)	classify and measure all financial instruments according to the requirements of sections 11 and 12 of FRS 102;

(e)

have correctly allocated overheads to the cost of inventory based on normal levels of activity, make proper provision against or have written off all obsolete or slow-moving inventory, and show all items of inventory at the lower of cost and estimated selling price less costs to complete or sell at the Accounts Date as required by section 13 of FRS 102;

(f)	include all known liabilities and all provisions as required by section 21 of FRS 102;

(g)	provide for all Tax in respect of which the Company are accountable, including deferred tax, as required by section 29 of FRS 102;

(h)	include in the notes disclosure of all contingent liabilities as required by section 21 of FRS 102;

(i)	include in the notes all related party disclosures as required by section 33 of FRS 102; and

(j)	have dealt with all events after the Accounts Date up to the date of approval of the relevant accounts by the board of directors as required by section 32 of FRS 102.

18.4	The Management Accounts fairly represent income and expenditure of the Company as at the date and in respect of the period to which they relate.

19.	Changes since the Accounts Date

19.1	Since the Accounts Date:

(a)	the Company has conducted the Business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover or financial position of the Company;

(c)	the Company has not issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company ;

(e)	the Company has not borrowed or raised any money or given or taken any form of financial security;

(f)

no capital expenditure has been incurred on any individual item by the Company in excess of £1,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £1,000.00;

(g)	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(h)	the Company has not offered price reductions or discounts or allowances on sales of inventory, or sold inventory at less than its value in the Accounts;

(i)	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days.

19.2	At Completion the Company will have cash at bank that is no less than the Regulatory Cash and any tax liability estimated in accordance with paragraph 1.1(n) of Schedule 4.

19.3	The Seller warrants that the Regulatory Cash is the sum held by the Company and that it is in compliance with the requirements of the Regulatory Authority.]

20.	Financial and other records

20.1	All financial and other records of the Company (Records):

(a)	Have been properly prepared and maintained as required by law;

(b)	constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the CA 2006;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company to which they relate.

20.2	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

20.3	To the extent that any of the Records are maintained or stored electronically:

(a)	the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

(b)	such Records are adequately backed-up.

21.	Assets

21.1

The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

(a)	legally and beneficially owned by either the Company, and the relevant owner has good and marketable title to such assets;

(b)	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c)	in the possession and control of the Company.

21.2

Except as Disclosed, none of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

21.3	The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at the Completion Date.

22.	Intellectual property

22.1	The definitions in this paragraph apply in this agreement:

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Target IP: all Intellectual Property Rights owned, used or held for use by the Company .

22.2

Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 7 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company .

22.3

Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 7 respectively of all material licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company :

(a)	uses or exploits Intellectual Property Rights owned by any other person; or

(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any other person.

22.4

Except to the extent disclosed in the particulars set out in Part 3 of Schedule 7, the Company is the sole legal and beneficial owner of all Target IP, free from all Encumbrances (except for those Encumbrances set out in Part 4 of Schedule 7).

22.5

The Company does not require the use of any Intellectual Property Rights in order to carry on the Business in the manner in which it was operated at and before the date of this agreement and to fulfil any currently existing plans or proposals, other than those rights which:

(a)	it is currently able to exercise, without restriction, in relation to the Intellectual Property Rights which it owns; and

(b)	are currently granted to it under the licences set out in Part 3 of Schedule 7.

22.6

The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7 are valid, subsisting and enforceable and as far as the Seller is aware nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such registered rights have been paid on time or taken;

(b)

all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential by the Company and has not been disclosed by the Company to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)

as far as the Seller is aware no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company , in any country in which the Company has registered or is using that mark, trade name or domain name;

(d)	as far as the Seller is aware nothing has been done, or not been done, which might render any registered trade mark owned by the Company liable to be revoked or declared invalid;

(e)

there are no outstanding or potential claims against the Company under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Intellectual Property Rights; and

(f)	there are and have been no oppositions, claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

22.7

Nothing is due to be done within 30 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Target IP which is owned by the Company which is registered or the subject of an application for registration.

22.8

As far as the Seller is aware there is and has been no unauthorised use, misappropriation or infringement by any third party of any the Target IP which is owned by the Company, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company, and as far as the Seller is aware no such action is current or anticipated.

22.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 7:

(a)	are valid and binding and recorded in writing;

(b)	have, where required, been duly recorded or registered by the Company;

(c)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default; and

(d)

are not the subject of any claim, dispute or proceeding, pending or threatened, and as far as the Seller is aware there are no circumstances which are likely to give rise to a breach, claim, dispute or proceeding and no reason to believe that such agreements or licences will not be renewed when they expire on the same or substantially similar terms.

22.10

A change of Control of the Company, or any other transaction contemplated under this agreement, will not result in the termination of, or trigger a payment in respect of, or otherwise materially affect, any of the Target IP.

22.11	The activities of the Company and of any licensee of Intellectual Property Rights granted by the Company have not:

(a)	infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(b)	constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

23.	Information technology

23.1	The definitions in this paragraph apply in this agreement.

Domain Names: the internet domain names associated with the Business including those set out in Part 3 of Schedule 8).

Good Industry Practice: the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the relevant industry or business sector.

IT Contracts: all agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party (including any source code deposit agent) provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

IT Systems: the network and information systems that are owned, used or held for use by the Company , including: (i) all computer hardware (including network and telecommunications equipment and related peripherals) and mobile devices; (ii) all software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code)) and firmware (Software); and (iii) all databases (Databases).

Known Vulnerability: any Vulnerability that has either been:

a)    assigned a Common Vulnerabilities and Exposures (CVE) number;

b)    disclosed on the National Vulnerability Database available at the website operated by the US National Institute of Standards and Technology (NIST) from to time to time; or

c)    disclosed on the internet, or any open public database, such that it would be revealed by reasonable searches conducted in accordance with Good Industry Practice.

Latent Vulnerability: any instances of typical classes of Vulnerability, for example, buffer overflows, cross-site scripting (XSS) and Structure Query Language (SQL) injection.

NIS Regulations: the Network and Information Systems Regulations 2008 (SI 506/2018).

Security Incident: any event having an actual adverse effect on the security of the IT Systems and/or the Systems Data.

Social Media Account: any user account, profile, page or other similar presence on an online communication channel incorporating user-generated content in connection with the Business.

Supplier: the supplier under any IT Contract which, for this purpose, shall include all higher-level arrangements and agreements in the relevant supply chain concerning the supply element of, or services relating to, the IT Systems and/or the Systems Data.

Systems Data: the digital data (including personal and non-personal data) stored, processed, retrieved or transmitted by any element of the IT Systems.

Virus: any program which contains malicious code or infiltrates or damages a computer system without the owner's informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.

Vulnerability: a weakness in the computational logic (for example, code) found in software and hardware components that, when exploited, results in a negative impact to confidentiality, integrity, or availability.

23.2

Complete and accurate particulars of the IT Systems and the IT Contracts are set out in Part Part 1 and Part 2 of Schedule 8. The Seller has no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business as it is operated at and before the date of this agreement.

23.3

Except to the extent provided for in the IT Contracts (complete and accurate particulars of which have been disclosed in Part 2 of Schedule 8), the Company are the owners of and in possession of the IT Systems free from Encumbrances. The Company has obtained all necessary rights from third parties to enable its exclusive and unrestricted use of the IT Systems both before and after the date of this agreement for the purposes of carrying on the Business in the manner in which it was operated at and before the date of this agreement, and to fulfil any currently existing plans or proposals.

23.4

The IT Contracts are valid and binding and recorded in writing, and no act or omission has occurred which would, if necessary, with the giving of notice or lapse of time, constitute a breach of any of them.

23.5	There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts or in respect of the IT Systems.

23.6

None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of the Company, and the Seller has no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire. Each IT Contract which has an existing or future obligation on the part of the Company to pay an aggregate fee or charge of more than £500.00 is terminable by the Company by giving not more than 60 days' notice at any time for a cost of less than £500.00.

23.7	All elements of the IT Systems:

(a)	are functioning properly in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are fit for the purposes of the Business;

(b)	are not defective in any material respect and have not been materially defective or materially failed to function during the last three years;

(c)

as far as the Seller is aware do not contain any Virus or Known Vulnerability or Latent Vulnerability and as far as the Seller is aware have not within the last 12 months been infected by any Virus or Known Vulnerability or Latent Vulnerability or accessed by any unauthorised person;

(d)	have sufficient capacity, scalability and performance (without modification) to meet the current and foreseeable peak volume requirements of the Business;

(e)

include sufficient user information (including supplier's recommendations) reduced to writing and in a commonly-readable format, which is within the possession and control of the Company , to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance (User Information);

(f)	have been operated and used substantially in accordance with the User Information (including any recommendations as to environmental conditions and power supply);

(g)	have been satisfactorily and regularly maintained in accordance with Good Industry Practice;

(h)	meet all applicable regulatory requirements, including (in respect of any element of the IT Systems which processes personal data) the requirement for privacy by design and privacy by default.

23.8

The performance and functionality of the IT Systems (and any other equipment and systems owned or used by the Company or their respective suppliers or customers which depend on date-programmed control devices) have not been affected, and will not be affected, by any changes in dates (past, present or future). In particular:

(a)	no value for a current date has caused or will cause any interruption in operation;

(b)	date-based functionality has behaved and will behave consistently for all dates;

(c)	in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)	all leap years will be recognised as such.

23.9	The IT Systems are capable of:

(a)	performing their functions in multiple currencies, including the euro;

(b)	satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EU Regulation 1103/97;

(c)	displaying and printing the generally accepted symbols for the euro and any other currency; and

(d)	processing the generally accepted codes for the euro and any other currency.

23.10

Complete and accurate particulars of all Social Media Accounts and Domain Names are set out in Part 3 of Schedule 8. All Social Media Accounts and Domain Names are controlled and administered by the Company and used exclusively in connection with the Business.

23.11	The Company:

(a)

is the current registrant and user of each Domain Name and Social Media Account, and has not sold, transferred, licensed, charged or otherwise encumbered any Domain Name or Social Media Account, or allowed a Domain Name or Social Media Account to be used by any third party;

(b)

has, in its control and possession, sufficient information, passwords and access codes to allow it to access, edit, control and/or administer each Domain Name and Social Media Account, including after the date of this agreement;

(c)	has not committed any breaches, and is currently not in breach, of any agreement with the registrar of any Domain Name or provider of any Social Media Account; and

(d)

has completed all necessary formalities (including the payment of all relevant fees) in order to effect any renewals of the Domain Names or Social Media Accounts which were due prior to the date of this agreement.

23.12	As far as the Seller is aware no person has, or in the past 24 months has had, unauthorised access to any Social Media Account.

23.13

As far as the Seller is aware no person has used the Social Media Accounts to infringe or misuse or misappropriate the rights of any other person or to defame, libel or slander such person, or to make any unauthorised statement about, or on behalf of, or in connection with, the Business, the Company.

23.14

The Company’s use of the Social Media Accounts and Domain Names (including any competitions or prize promotions conducted via the Social Media Accounts or Domain Names) complies with, and has at all times within the last 24 months complied with, all applicable laws, regulations, guidelines, listed company rules and Good Industry Practice, including any relevant advertising codes. The Company has not received any notice or allegation of non-compliance in respect of the same.

23.15	Each of the Databases:

(a)	is complete and accurate in all material respects for the purpose for which it was originally created;

(b)	has not been used for any purpose that would constitute a breach of Data Protection Laws; and

(c)	has not suffered any material loss or corruption.

23.16

The Company has implemented appropriate procedures in accordance with Good Industry Practice (including in relation to off-site working where applicable) for ensuring the security of the IT Systems and the confidentiality and integrity of the Systems Data.

23.17	The Company has in place:

(a)

a fully documented disaster recovery plan which, in conjunction with any necessary agreements with third party service providers (particulars of which are set out in Part 2 of Schedule 8), would enable the Business to continue if there were significant damage to or destruction of some or all of the IT Systems;

(b)	a monitoring programme which enables the Company to effectively detect, prioritise, and report Security Incidents on a continuous 24/7 basis; and

(c)	a data security breach and response plan which enables the Company to effectively mitigate any Security Incident, and the effects of any Security Incident on the Business.

Each such plan (copies of which have been Disclosed) complies with Good Industry Practice.

23.18

During the seven-year period up to and including the date of this agreement, the Company has not suffered any Security Incident having a substantial or significant impact on the continuity of the Business.

23.19

 The Company has not nor has been, an operator of essential services or a relevant digital service provider as defined in the NIS Regulations and has no reason to believe it would be so classified the future.

23.20

The Company has fully complied with, and has established and fully implemented, in accordance with Good Industry Practice, all procedures necessary to ensure continued full compliance with, all relevant and applicable requirements of the NIS Regulations (Cybersecurity Procedures) and has taken due regard of all official published guidance relevant to such Cybersecurity Procedures. Details of such Cybersecurity Procedures have been Disclosed and have been approved for the Company by external legal Counsel with an appropriate specialism in cybersecurity law.

23.21	The Cybersecurity Procedures have been adequately flowed down to every Supplier of the Company under a valid and legally binding written agreement.

23.22	The Company has not:

(a)

received any notice, request, correspondence or other communication from any governmental or state agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to the NIS Regulations or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the NIS Regulations;

(b)	received any claim, complaint, correspondence or other communication from any other person claiming or alleging, or otherwise relating to, any breach (or suspected breach) of the NIS Regulations; or

(c)	failed any regulatory inspections undertaken in connection with the NIS Regulations to which they have been subject,

and, so far as the Seller is aware, there is no fact or circumstance that may lead to any notice, request, correspondence, communication, claim, complaint or enforcement action.

24.	Data protection and privacy

24.1	The definitions in this paragraph apply in this agreement.

Data Protection Laws: all laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data (including, without limitation, the privacy of electronic communications) which are from time to time applicable to the Company (or any part of their business).

Personal Data: has the meaning given to that term in the General Data Protection Regulation (EU) 2016/679 as it applies in England and Wales from time to time (including as retained, amended, extended or re-enacted on or after on or after 11pm on 31 January 2020).

Processor: has the meaning given in paragraph 24.4(a).

Supervisory Authority: any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner's Office in the UK.

24.2	The Company has at all times complied with the Data Protection Laws in all respects.

24.3	The Company has:

(a)

introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Disclosure Letter), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b)	appointed a data protection officer if required to do so under the Data Protection Laws, and details of such appointment are set out in the Disclosure Letter;

(c)	maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws;

(d)	carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Data Protection Laws;

(e)	issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;

(f)

implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company, or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(g)

put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company, and the Processors to comply with the related requirements of the Data Protection Laws, details of which are set out in the Disclosure Letter.

24.4	The Company has:

(a)	undertaken appropriate due diligence on any third parties they have appointed to process Personal Data (Processors); and

(b)	an agreement in place with each Processor (copies of which are included in the Disclosure Letter) which complies with all applicable requirements of the Data Protection Laws.

24.5	The Company has complied with all applicable requirements under the Data Protection Laws relating to the disclosure or transfer of Personal Data outside the European Economic Area.

24.6

The Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this agreement.

24.7

Neither the Company nor as far as the Seller is aware any of the Processors suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data, and the Company has passed all regulatory audits to which it has been subject.

24.8	The Company has not received any:

(a)

notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws; or

(b)

claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Seller is aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

24.9

The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.

24.10	The Company has obtained valid consents in respect of their mailing lists which are no older than 1 year. and have complied with any data subject opt-out requests.

25.	Employment

25.1	The definitions in this paragraph apply in this agreement.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who is not an Employee and personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

25.2	The name of each director and shadow director of the Company is set out in Schedule 3.

25.3	Save for the Seller and Cheryl Halford, the Company has no Employees or Workers.

26.	Retirement benefits

26.1	The Company does not provide a Pension Scheme or automatic enrolment scheme to any party that will continue beyond the date of this agreement.

26.2	No party has waived its rights under its automatic enrolment scheme entitlements.

27.	Property

27.1	The definitions in this paragraph apply in this agreement.

Previously-owned Land and Buildings: any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure), occupied or used by the Company, but which are either:

a)    no longer owned, occupied or used by the Company; or

b)    are owned, occupied or used by the Company pursuant to a different lease, licence, transfer or conveyance.

Properties: the property or properties owned by the Company as at the date of this agreement, and references to any of the Properties or a Property means any one of them or any part or parts of any one of them.

27.2	The Company does not own any Properties and has never owned any Previously-owned Land and Buildings.

28.	Environment and health and safety

28.1	The definitions in this paragraph apply in this agreement.

EHS Laws: all laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, and legally binding codes of practice and guidance notes which from time to time apply to the Company or any of its Subsidiaries (or any part of their business) and to the extent that they relate to or apply to the Environment, energy efficiency, climate change or the health and safety of any person.

EHS Matters: all matters relating to:

a)    pollution or contamination of the Environment;

b)    the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

c)    the exposure of any person to Hazardous Substances or Waste;

d)    the health and safety of any person, including any accidents, injuries, illnesses and diseases;

e)    the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

f)    the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

Harm: harm to the Environment, and in the case of an individual, this includes offence caused to any of their senses or harm to their property.

Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including (but not limited to) radioactive substances, and materials containing asbestos and Japanese knotweed.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

28.2

The Company has obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of, or the inability to transfer, any EHS Permits.

28.3

The Company has at all times operated in compliance with all EHS Laws and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

28.4	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties.

28.5

There are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties, and so far as the Seller is aware no such operations are proposed.

28.6	The Company has never been required to hold, nor has ever applied for, a waste disposal licence, a waste management licence or an environmental permit for waste operations under any EHS Laws.

28.7

There have been no claims, investigations, prosecutions or other proceedings against or threatened against any Seller, the Company, or any of their respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws, and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time has any of the Sellers, the Company received any notice, communication or information alleging any liability in relation to any EHS Matters or that any works are required.

28.8

Neither the Seller, nor the Company has received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority, including (but not limited to) the Environment Agency, Natural Resources Wales, the Health and Safety Executive or the relevant local authority, with regard to any EHS Matters or any breach of EHS Laws in respect of the Business, the Company, any of the Subsidiaries or any of the Properties.

28.9

The Company has adequate employers' liability and public liability insurance cover in respect of the Business and the Properties and no claims have been made or are contemplated under any such insurance.

28.10	Copies of all:

(a)	current EHS Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments;

(d)	records of accidents, illnesses and reportable diseases;

(e)	assessments of substances hazardous to health;

(f)	correspondence on EHS Matters between the Company and any relevant enforcement authority; and

(g)	copies or details of all Waste disposal contracts,

relating to the Business or any of the Properties have been Disclosed and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading.

28.11	The Company has not or is not likely to have any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

28.12	The Company has not given or received any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

29.	Compliance with the Bribery Act 2010

29.1	The Company has not or has not at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

29.2

No Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company and/, and the Company and each of the Subsidiaries has in place adequate procedures, in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010, designed to prevent their Associated Persons from undertaking any such conduct.

29.3

So far as the Seller is aware no Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company.

29.4

The Company has not nor so far as the Seller is aware has any of its Associated Persons been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and so far as the Seller is aware no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

29.5	The Company has never been excluded from participation in a public contract as a result of being convicted of bribery or corruption.

30.	Competition

30.1	The definition in this paragraph applies in this agreement.

Competition Laws: the national and directly effective legislation of any jurisdiction in which the Company conduct business which from time to time governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market-sharing, bid-rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

30.2

The Company has not nor has ever been engaged in any agreement, arrangement, practices or conduct which amounts to an infringement of the Competition Laws and none of their respective directors, officers or employees is or has been engaged in any activity constituting or involving an offence or infringement under the Competition Laws.

30.3

Neither the Company nor any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any government body, agency, authority or court (including, but not limited to, the UK Competition and Markets Authority (CMA) and the European Commission) in connection with any actual or alleged infringement of the Competition Laws.

30.4

So far as the Seller is aware no such investigation, inquiry or proceedings as referred to in paragraph 30.3 of Part 1 of this Schedule 5 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5

The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency, authority or court responsible for enforcing any of the Competition Laws (including, but not limited to, the CMA and the European Commission), nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the Business.

30.6

The Company is not receiving nor has it received any payment, guarantee, financial assistance or other aid from any government or state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

Part 2	Tax Warranties

1.	General

1.1

All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Tax Authority.

1.2

All Tax (whether of the UK or elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

1.3

The Company maintains complete and accurate records, invoices and other information in relation to Tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4

The Disclosure Letter discloses whether or not the Company is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

1.5

All Tax and national insurance contributions deductible under the PAYE system, the Construction Industry Scheme and/or any other Tax Statute have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid.

1.6

The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to the ITEPA 2003 and details of any trust or arrangement capable of conferring such a benefit.

1.7	The Disclosure Letter contains details of all concessions, agreements and arrangements that the Company has entered into with a Tax Authority.

1.8

The Company is not liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.9

The Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

1.10	The Company has not entered into any scheme or arrangement at any time that might lead to or has led to an HMRC investigation, enquiry or settlement.

2.	Chargeable gains

The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3.	Capital losses

Details of all capital losses available for carry-forward by the Company are set out in the Disclosure Letter.

4.	Capital allowances

The Company has not claimed first-year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 (CAA 2001), business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts Date any asset which, if disposed of at the date of this agreement for consideration equal to its net book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.

5.	Distributions and other payments

5.1

No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their audited accounts, and neither the Company n is bound to make any such distribution.

5.2

The Company has not within the period of seven years preceding the date of this agreement, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

6.	Loan relationships

All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of section 302 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

7.	Close companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8.	Group relief

Except as provided in the Accounts, the Company is not, nor will be, obliged to make or be entitled to receive any payment for the surrender of group relief as defined in section 183 of CTA 2010 in respect of any period ending on or before the Completion Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

9.	Groups of companies

9.1

The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

9.2

Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes or to the clawback of any relief previously given.

9.3	The Company has never been party to any arrangements pursuant to sections 59F of TMA 1970 (group payment arrangements).

10.	Intangible assets

10.1

The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company . No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2	The Company does not hold nor has it held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

11.	Company residence and overseas interests

11.1

The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

11.2

The Company does not hold, nor within the last seven years has it held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

12.	Transfer pricing

All transactions or arrangements made by the Company has been made on fully arm's length terms. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

13.	Anti-avoidance

13.1

The Company has not been a party to, nor has it been otherwise involved in, any transaction, scheme or arrangement containing steps or stages that have no commercial purpose or designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.

14.	Inheritance tax

14.1

No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15.	Value Added Tax

15.1	The Company is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.

15.2	The Company is not nor has it been in the period of six years ending with the Completion Date, a member of a group of companies for the purposes of section 43 of VATA 1994.

15.3	All supplies made by the Company are taxable supplies. The Company has not been, nor will it be, denied full credit for all input tax paid or suffered by it.

15.4

The Company owns no assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has it exercised any option to tax under Part 1 of Schedule 10 to VATA 1994.

16.	Stamp duty, stamp duty land tax, land transaction tax and stamp duty reserve tax

16.1

Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

16.2

Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty, stamp duty land tax or land transaction tax relief granted on or before the Completion Date which will affect the Company.

16.3

The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003 and/or section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) acquired or held by the Company before the date of this agreement in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax and/or land transaction tax made on or after the date of this agreement.

17.	Construction industry sub-contractors' scheme

The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

Schedule 6	Tax Covenant

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in this Tax Covenant.

Accounts Relief:

a)    any Relief (including the right to a repayment of Tax) shown as an asset in the Completion Accounts; and

b)    any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer's Relief:

a)    any Accounts Relief;

b)    any Relief arising in connection with any Event occurring after Completion ; and

c)    any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company.

Buyer's Tax Group: the Buyer and any other company or companies that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Tax:

a)    any liability of the Company to make an actual payment of or in respect of, or on account of, Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Tax will be the amount of the actual payment;

b)    the Loss, otherwise than by use or setting off, of any Accounts Relief in which case the amount of the Liability for Tax will be the amount of Tax that would (on the basis of Tax rates current at the date of that Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

c)    the use or setting off of any Buyer's Relief where, but for that set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the set off or use.

Loss: includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where that overstatement arises due to:

a)    a change in law;

b)    a change in the accounting bases on which the Company values its assets; or

c)    a voluntary act or omission of the Buyer,

that, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax (at a time when the Company is a member of the Buyer’s Tax Group) for which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Tax for which the Seller has made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Tax Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that the Buyer or the Company is or may be subject to a Liability for Tax or other liability in respect of which the Seller is or may be liable under this Tax Covenant.

Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

VAT: value added tax or equivalent tax in any other jurisdiction.

WRA: the Welsh Revenue Authority.

1.2

References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Tax Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)

anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group);

(b)

anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm's-length terms;

(c)

anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)

anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability for Tax or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e)

anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g)

any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.5

Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6

Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.7

References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

2.	Covenant

2.1	Subject to the provisions of this Tax Covenant, the Seller covenants with the Buyer that he will be liable to pay to the Buyer an amount equal to any:

(a)

Liability for Tax resulting from, or by reference to, any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not that liability was discharged on or before Completion;

(b)

Liability for Tax, including liability for payments in respect of Tax, that arises solely due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer's Tax Group, whether arising before or after Completion;

(c)

Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

(d)

Liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of the ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e)

Liability for Tax under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company , or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of the Seller;

(f)	Liability for Tax being a liability for inheritance tax that:

(i)

is a liability of the Company and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens);

(ii)	gives rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company; or

(iii)

gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or assets of the Company because of the death of any person within seven years of a transfer of value that occurred before Completion;

and in determining for the purposes of this paragraph 2.1(f) whether a charge on, or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA 1984 shall not apply;

(g)

costs and expenses (including legal costs) reasonably and properly incurred by the Buyer, the Company or any member of the Buyer's Tax Group in connection with any Liability for Tax or other liability in respect of which the Seller is liable under this Schedule.

3.	Payment date and interest

3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:

(a)

in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment;

(b)	in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1(g) seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment;

(c)

in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d)

in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority.

3.2	If the Liability for Tax is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):

(a)

the notice served by the Buyer on the Seller under paragraph 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Tax arises; and

(b)	the due dates for payment of the Tax in paragraph 3.1(a) to paragraph 3.1(d) shall be the due dates for payment of each of the instalments.

3.3

Any dispute about the amount specified in any notice served on the Seller under paragraph 3.1(b) to paragraph 3.1(d) shall be determined by the accountants or auditors (as the case may be) of the Company for the time being, acting as experts and not as arbitrators (the Seller and the Buyer sharing equally the costs of that determination).

4.	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Tax if and to the extent that:

(a)	specific provision or reserve (other than a provision for deferred tax) for the liability is made or reflected in the Completion Accounts;

(b)	the Liability for Tax was paid on or before Completion and the Completion Accounts reflected that payment;

(c)	it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion;

(d)

it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part), provided that this paragraph 4.1(d) will not apply to any payment made under paragraph 11;

(e)

it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP) after Completion;

(f)	the Buyer is compensated for the Liability for Tax under any other provision of this agreement;

(g)	a Relief other than a Buyer's Relief is available to the Company; or

(h)

it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer's Tax Group outside the ordinary course of business after Completion and which the Buyer was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question.

4.2

For the purposes of paragraph 4.1(h), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Seller.

4.3	The provisions of paragraph 4.1 and paragraph 5.2 of this Schedule shall not apply to any Liability for Tax falling within paragraph 2.1(g) of this Schedule.

5.	Limitations

The liability of the Seller under paragraph 2 will terminate on the seventh anniversary of Completion except for any claim under paragraph 2 of which written notice is given to the Seller before that relevant date containing, if reasonably practicable, a description of that claim and the estimated total amount of the claim.

5.1	The Seller shall not be liable for a Tax Claim unless the amount of the Tax Claim exceeds £500.00.

6.	Overprovisions

6.1

If, on or before the seventh anniversary of the Completion Date, the Buyer believes that there is an Overprovision, the Buyer shall notify the Seller and if the auditors for the time being of the Company determine (at the request and expense of the Seller) that there is an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;

(b)

if there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of that excess; and

(c)

if the excess referred to in paragraph 6.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Seller under this Tax Covenant.

6.2

After the Company's auditors have made a determination under paragraph 6.1, the Seller or the Buyer may, at any time before the seventh anniversary of the Completion Date, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 6.2 at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

7.	Savings

7.1

If, on or before the seventh anniversary of the Completion Date, the Buyer believes that a Saving has arisen, it shall inform the Seller and if the Company's accountants for the time being determine (at the request and expense of the Seller) that a Saving has arisen, the Buyer shall as soon as reasonably practicable repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer and the Company; and

(b)

the amount paid by the Seller under paragraph 2 for the Liability for Tax which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.

8.	Recovery from third parties

8.1

Where the Seller has paid an amount under paragraph 2 for any Liability for Tax and the Buyer or the Company is, or becomes, entitled to recover from some other person that is not the Buyer, the Company or any other company in the Buyer's Tax Group, any amount for any Liability for Tax, the Buyer shall or shall procure that the Company shall:

(a)	notify the Seller of their entitlement as soon as reasonably practicable; and

(b)

if required by the Seller and, subject to the Buyer and the Company being indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 8.1 ,other than an action against:

(i)	a Tax Authority; or

(ii)	a person who gave Tax advice to the Company on or before the Completion Date),

that, in the Buyer's reasonable opinion, is likely to harm its or the Company's commercial or employment relationship (potential or actual) with that or any other person.

8.2	If the Buyer or the Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Seller for the lesser of:

(a)

any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any reasonable costs and expenses incurred in recovering that amount (except where and to the extent that amount has already been made good by the Seller under paragraph 8.1(b)); and

(b)	the amount paid by the Seller under paragraph 2 in respect of the Liability for Tax in question.

9.	Corporation tax returns

9.1	Subject to this paragraph 9, the Buyer will have exclusive conduct of all Tax affairs of the Company after the Completion Date.

9.2

The Buyer will procure that the Company keeps the Seller fully informed of its Tax affairs for any accounting period ended on or before the Completion Date for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Tax Authority without giving the Seller a reasonable opportunity to comment and taking account any reasonable representations made by the Seller.

9.3

The Buyer will procure that the Company does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it for its accounting periods ended on or before the Completion Date without giving the Seller a reasonable opportunity to comment and taking account of any reasonable representations made by the Seller.

9.4

The Buyer shall procure that the returns and computations referred to in this paragraph 9.4 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with any amendments as the Buyer reasonably considers to be necessary and shall give the Seller or their agent all reasonable assistance (at the Seller’s cost and expense) to finalise those returns and computations with the relevant Tax Authority, save where the return or computation is not full, true and accurate in all material respects.

9.5

The Seller shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Completion Date are prepared and submitted to the relevant Tax Authority as soon as possible.

9.6	For the avoidance of doubt:

(a)	where any matter gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

(b)	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Tax.

10.	Conduct of Tax Claims

10.1

Subject to paragraph 10.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Seller's liability under this Tax Covenant.

10.2

If the Seller becomes aware of a Tax Claim, the Seller shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3

Subject to paragraph 10.4, if the Seller shall indemnify the Buyer and the Company to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional Liability for Tax) the Buyer shall take and shall procure that the Company shall take any action that the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC or WRA review or compromise any Tax Claim.

10.4

The Buyer and the Company shall not be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of that assessment, does not receive written instructions to do so from the Seller within ten Business Days.

10.5	Without prejudice to the liability of the Seller under this Schedule, the Buyer shall not be obliged to take, or procure the taking of, any action under paragraph 10.3 in respect of any Tax Claim:

(a)

If the Seller does not request the Buyer to take any action under paragraph 10.3 or the Seller fails to indemnify the Buyer or the Company to the Buyer's reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Seller) considering the nature of the Tax Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review or compromising that Tax Claim, and that period will not in any event exceed ten Business Days;

(b)	where the Seller (or the Company before the Completion Date) has engaged in fraudulent conduct or deliberate default relating to the Liability for Tax that is the subject matter of the Dispute; or

(c)

if the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Seller have obtained the opinion of Tax counsel of at least five years' standing that the appeal has a reasonable prospect of success.

10.6

If paragraph 10.3 does not apply by virtue of any provision in paragraph 10.5, the Buyer or the Company shall have the absolute conduct of the Dispute (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on any terms that the Buyer, the Company in its absolute discretion considers fit.

10.7

The Buyer shall provide and shall procure that the Company provides to the Seller and the Seller’s professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records in their power, possession or control to investigate the matter and enable the Seller to take any action referred to in this paragraph 10.

11.	Grossing up

11.1

All amounts due under this Tax Covenant from the Seller to the Buyer shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

11.2

If any sum payable by the Seller to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

11.3

If the Buyer would, but for the availability of a Buyer's Relief, incur a Tax liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph 11.2 to have incurred and paid that liability.

11.4

If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Seller shall not be liable under paragraph 11.1 or paragraph 11.2, except where and to the extent that the Seller would have been so liable had that assignment not occurred.

12.	General

12.1

All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Purchase Price for the Sale Shares.

12.2	The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.

Schedule 7	Intellectual Property Rights

Part 1	Registered Intellectual Property Rights

None

Part 2	Material unregistered Intellectual Property Rights

Trade Mark in Company’s name

Part 3	Intellectual Property Rights licensed from third parties

Please see Schedule 8

Part 4	Intellectual Property Rights licensed to third parties

Insert

Schedule 8	Information technology

Part 1	Particulars of the IT Systems

Used in the Seller’s home and not directly work only

WatchGuard - T15 Firewall - D0FE03A39-F0E2 TFAM (24 Apr 2022)
Draytek Vigor AP903 Wireless Access Point
legacy server
NAS Drive
Veeam Backup Software Support - 25/04/2022
HP M479fdn Multifunction A4 Colour Laser Printer
2 x desktop pc's
1 x surface tablet

Used exclusively by the Company

Hosted Server Solution and Support (includes full cloud Backup)
office 365

Part 2	Particulars of the IT Contracts

Contract for the provision of IT services with Smart Solutions of Solutions House, Unit 7, The Office Village, Peterborough, PE7 8GX

Part 3	Particulars of Domain Names and Social Media Accounts

www.tfam.co.uk

Schedule 9	Completion Accounts

1.	Definitions

1.1	The definitions in this paragraph apply in this Agreement.

Completion Accounts means the statement of financial position of the Company as at the Effective Time as prepared and agreed or determined (as the case may be) in accordance with this Schedule.

Completion Net Current Assets means the value of the cash of the Company (including the Regulatory Cash) less the value of the current liabilities of the Company as derived from the Completion Accounts and shown in the Completion Net Assets Statement.

Dispute Notice has the meaning set out in paragraph 2.3 of this Schedule.

Draft Documents has the meaning set out in paragraph 2.1 of this Schedule.

Effective Time means the opening of business on the Completion Date.

FRC means the Financial Reporting Council in the United Kingdom.

FRS 102 means Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the FRC and in force on the Completion Date.

Completion Net Current Assets Statement means the statement setting out the amount of the Completion Net Current Assets as derived from the Completion Accounts, and as prepared and agreed or determined (as the case may be) in accordance with this Schedule.

Review Period means the period of 20 Business Days commencing on the first Business Day after the day on which the Buyer receives the Draft Documents from the Seller in accordance with paragraph 2.1 of this Schedule.

1.1	Any period of time specified in this Schedule may be extended by agreement in writing between the Buyer and the Seller.

2.	Preparation of the Completion Accounts and Completion Net Current Assets Statement

2.1

As soon as practicable, and in any event no later than 20 Business Days after the Completion Date, the Seller shall prepare and deliver to the Buyer for review drafts of the Completion Accounts and the Completion Net Current Assets Statement drawn up in accordance with paragraph 4 of this Schedule (together the Draft Documents).

2.2

The Buyer shall provide the Seller (and his agents or advisers) with access to such of their information, books and records as the Seller (or his agents or advisers) may reasonably require in connection with the preparation of the Draft Documents.

2.3

No later than the last day of the Review Period, the Buyer shall serve a written notice on the Seller stating whether or not it agrees with the Draft Documents. In the case of any disagreement, the notice (Dispute Notice) shall specify in reasonable detail each matter or item in dispute and, to the extent practicable, any adjustments which the Buyer considers should be made to the Draft Documents.

2.4	If, during the Review Period, the Buyer:

(a)

serves a written notice on the Seller confirming its agreement with the Draft Documents, they shall, with effect from the date of service of such notice, constitute the Completion Accounts and the Completion Net Current Assets Statement and shall be final and binding on the parties; or

(b)

fail to serve a Dispute Notice, the Draft Documents shall, with effect from the expiry of the Review Period, constitute the Completion Accounts and the Completion Net Current Assets Statement and shall be final and binding on the parties.

2.5

If the Buyer serves a Dispute Notice in accordance with paragraph 2.3 of this Schedule, the parties shall, during the period of 50 Business Days commencing on the date of service of the Dispute Notice (Resolution Period), seek in good faith to reach agreement on the disputed matters. If, before the Resolution Period expires, the disputed matters are:

(a)

resolved by the parties in writing, the Draft Documents (revised as necessary to reflect the parties’ agreement) shall constitute the Completion Accounts and the Completion Net Current Assets Statement and shall be final and binding on the parties with effect from the date of their agreement; or

(b)

not resolved by the parties in writing, then at any time following the expiry of the Resolution Period either party may, by written notice to the other party, require the disputed matters to be referred to an Expert for determination in accordance with paragraph 3 of this Schedule.

2.6

The Buyer and the Seller shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Completion Accounts and the Completion Net Current Assets Statement.

3.	Expert determination

3.1	If a notice is served by either party pursuant to paragraph 2.5 of this Schedule, the provisions of paragraph 3 of Schedule 1 shall mutatis mutandis apply in relation to the disputed matters.

4.	Basis for preparing the Completion Accounts

4.1	The Completion Accounts shall be prepared on the following basis, and in the order of priority shown below:

(a)

applying the same accounting standards, principles, policies and practices (with consistent classifications, judgements, valuation and estimation techniques) that were used in the preparation of the Accounts; and

(b)

to the extent not provided for by the matters referred to in paragraph (a) above, in accordance with FRS 102, together with all other generally accepted accounting principles, policies and practices applied in the UK and the applicable accounting requirements of the CA 2006, in each case as in force for the accounting period ending on the Accounts Date.

Signed by Keith Halford	……………….
Signed by Matthew Parden	……………….………….…….….
for and on behalf of Marygold & Co. (UK) Limited	Director

SPA Tiger draft 6 TWC 190521